Exhibit 99.2

The following table summarizes open positions at June 10, 2008 and represents, at such date, derivatives in place through December 31, 2014.

	Year 2008	Year 2009	Year 2010	Year 2011	Year 2012	Year 2013	Year 2014
Gas Positions:
Fixed Price Swaps:
Hedged volume (MMMBtu)	21,313	42,166	42,086	33,485	31,162	—	—
Average price ($/MMBtu)	$8.65	$8.51	$8.14	$8.22	$8.46	$—	$—
Puts:
Hedged volume (MMMBtu)	3,532	6,960	6,960	6,960	—	—	—
Average price ($/MMBtu)	$8.07	$7.50	$7.50	$7.50	$—	$—	$—
PEPL Puts:(1)
Hedged volume (MMMBtu)	2,248	5,334	10,634	13,259	5,934	—	—
Average price ($/MMBtu)	$7.85	$7.85	$7.85	$7.85	$7.85	$—	$—
Total:
Hedged volume (MMMBtu)	27,093	54,460	59,680	53,704	37,096	—	—
Average price ($/MMBtu)	$8.51	$8.32	$8.02	$8.03	$8.36	$—	$—

Oil Positions:
Fixed Price Swaps:
Hedged volume (MBbls)	1,605	2,437	2,150	2,073	2,025	900	—
Average price ($/Bbl)	$82.11	$78.07	$78.28	$79.65	$77.65	$72.22	$—
Puts:(2)
Hedged volume (MBbls)	1,090	1,843	2,250	2,352	500	—	—
Average price ($/Bbl)	$73.34	$72.13	$70.56	$69.11	$77.73	$—	$—
Collars:
Hedged volume (MBbls)	—	250	250	276	348	1,375	2,200
Average floor price ($/Bbl)	$—	$90.00	$90.00	$90.00	$90.00	$110.00	$110.00
Average ceiling price ($/Bbl)	$—	$114.25	$112.00	$112.25	$112.35	$152.00	$152.00
Total:
Hedged volume (MBbls)	2,695	4,530	4,650	4,701	2,873	2,275	2,200
Average price ($/Bbl)	$78.57	$76.31	$75.17	$74.98	$79.16	$95.05	$110.00

Gas Basis Differential Positions:
PEPL Basis Swaps:(3)
Hedged volume (MMMBtu)	21,085	34,666	29,366	26,741	34,066	—	—
Hedged differential ($/MMBtu)	$(0.95)	$(0.95)	$(0.95)	$(0.95)	$(0.95)	$—	$—

(1)      Settles on the PEPL spot price of gas to hedge basis differential associated with gas production in the Mid-Continent region.

(2)      Includes oil puts used to hedge revenues associated with NGL production.

(3)      Represents a swap of the basis between NYMEX and PEPL of $(0.95) per MMBtu for the volumes hedged.

Standardized measure for the year ended December 31, 2005, 2006 and 2007 is $552.1 million, $552.3 and $3,458.2 million, respectively, and $4,092.8 million pro forma for the (i) acquisition in February 2007 of certain oil and gas properties and related assets in the Mid-Continent region from Stallion Energy LLC, (ii) acquisition in August 2007 of certain oil and gas properties in the Mid-Continent region from Dominion Resources, Inc., (iii) acquisition in January 2008 of certain oil and gas properties in the Mid-Continent region from Lamamco Drilling Company, and (iv) pending sale of oil and gas properties located in the Appalachian Basin to XTO Energy, Inc., which we expect to close in July 2008.  Standardized measure is the present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC (using prices and costs in effect as of the date of estimation) without giving effect to non-property related expenses, such as general and administrative expenses, debt service and future income tax expenses, or to depreciation, depletion and amortization, and discounted using an annual rate of 10%.  Our standardized measure does not include future income tax expenses, because our reserves are owned by our subsidiary Linn Energy Holdings, LLC, which is not subject to income taxes.  Standardized measure does not give effect to derivative transactions.  However, we estimate the PV-10 of our approximately 1.7 Tcfe of proved reserves, pro forma for the acquistions and dispositions described above, to be over $6.1 billion at December 31, 2007, based on our oil and gas hedge prices for 2008-2014 and strip prices for unhedged volumes at June 11, 2008.  PV-10 represents the present value, discounted at 10% per year, of estimated future net revenue.  PV-10 is a non-GAAP financial measure that differs from the standardized measure because it is presented including the impacts of commodity hedges and current strip prices, rather than market prices, without giving effect to hedging.  Management believes that the presentation of the non-GAAP financial measure of PV-10 provides useful information to investors because it is widely used by investors and securities analysts in evaluating oil and gas companies.  PV-10 is not a measure of financial or operating performance under GAAP.  PV-10 should not be considered an alternative to the standardized measure as defined under GAAP.